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                                                                    EXHIBIT 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 333-41663, as amended, 333-53089, 333-53087, 333-91471, and
333-96313) pertaining to the Hyseq, Inc. 1995 Stock Option Plan, the Hyseq, Inc. Non-Employee Director Stock Option Plan and Stock Option Agreements, the Hyseq, Inc. Employee Stock Purchase Plan., the Hyseq, Inc. Non-Qualified Employee Stock Purchase Plan, and the Hyseq, Inc. Scientific Advisory Board / Consultants Stock Option Plan and Miscellaneous Option Agreements of our report dated February 2, 2000, with respect to the consolidated financial statements of Hyseq, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1999.



                                       /s/ ERNST & YOUNG LLP


Palo Alto, California
March 15, 2000